Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509

FOR IMMEDIATE RELEASE

THURSDAY, AUGUST 22, 2013

Quarterly EPS increases 42% to $0.51

Quarterly Comparison Overview:

—	Net sales increased by 6.4%

—	Sales volume increased by 16.4%

—	Gross profit increased by 7.5%

—	Net income increased by 43.7%

Elgin, IL, August 22, 2013 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2013 fourth quarter and fiscal year ended June 27, 2013. Net income for the fourth quarter of fiscal 2013 was $5.6 million, or $0.51 per share diluted, compared to net income of $3.9 million, or $0.36 per share diluted, for the fourth quarter of fiscal 2012. Net income for fiscal 2013 was $21.8 million, or $1.98 per share diluted, compared to net income of $17.1 million, or $1.58 per share diluted, for fiscal 2012.

Fiscal 2013 fourth quarter net sales increased by 6.4% to $177.4 million from net sales of $166.7 million for the fourth quarter of fiscal 2012 primarily due to a 16.4% increase in sales volume, which is defined as pounds sold to customers. Sales volume increased in all distribution channels and for all major product types except walnuts. Sales volume for walnuts was relatively unchanged in the quarterly comparison. Approximately 50% of the total sales volume increase occurred in the consumer distribution channel. The increase in sales volume in the consumer distribution channel came primarily from increased distribution of Fisher and private brand snack nuts and the favorable impact of lower selling prices on consumer demand. The increase in sales volume in the commercial ingredients distribution channel primarily was attributable to increased sales of peanut and pecan products due to lower selling prices and increased almond sales as a result of distribution gains achieved by a major existing customer. The increase in sales volume in the contract packaging distribution channel was attributable to new snack mix product launches and increased promotional activity implemented by a major existing customer.

Fiscal 2013 net sales increased by 4.8% to $734.3 million from $700.6 million for fiscal 2012 primarily as a result of a 4.3% increase in sales volume. Sales volume increased in all distribution channels except the export channel and increased for all major product types except walnuts. Sales volume for walnuts was relatively unchanged in the yearly comparison. As was the case in the quarterly comparison, the increase in sales volume in the consumer distribution channel came mainly from increased distribution of Fisher and private brand snack nuts in addition to the favorable impact of lower selling prices on consumer demand during the second half of the current fiscal year. An increase in sales volume for Fisher recipe nuts (formerly referred to as baking nuts) in the second and third quarters of the current fiscal year also contributed to the sales volume increase in the yearly comparison. The increases in sales volume in the commercial ingredients and contract packaging channels primarily were attributable to the same reasons noted for the sales volume increases in these two channels in the quarterly comparison above.

Gross profit margin for the fourth quarter of fiscal 2013 increased to 16.8% of net sales from 16.6% for the fourth quarter of fiscal 2012, and gross profit increased by $2.1 million, or 7.5%. The increases in gross profit margin and gross profit were primarily due to manufacturing efficiency improvements achieved in the fourth quarter of fiscal 2013 and increased sales volume.

Gross profit margin for fiscal 2013 increased to 16.3% of net sales from 15.3% of net sales for fiscal 2012, and gross profit increased by $12.9 million, or 12.1%. The increases in gross profit margin and gross profit in the fiscal year comparison were mainly attributable to improved alignment of selling prices and commodity acquisition costs that occurred in the first half of fiscal 2013 and the efficiency improvements and increased sales volume that occurred in the second half of fiscal 2013.

Total operating expenses for the fourth quarter of fiscal 2013 were 11.2% of net sales compared to 12.0% of net sales for the fourth quarter of fiscal 2012. The decline in total operating expenses, as a percentage of net sales, was mainly attributable to a decline in advertising and marketing spending which was offset in large part by increases in consulting, shipping and compensation expenses. The decline in advertising and marketing spending in the quarterly comparison was due to a timing change in our promotional spending efforts. In fiscal 2013, we focused more of our promotional spending in the third quarter around the Easter Holiday. In 2012, we focused more of our promotional spending in the fourth quarter for the opening of the baseball season.

Total operating expenses for fiscal 2013 were 10.7% of net sales compared to 10.6% of net sales for fiscal 2012. Total operating expenses increased by $4.3 million, or 5.8%. The increase in total operating expenses in the yearly comparison was primarily attributable to increases in expenses for advertising and marketing, consulting and professional services and compensation expenses. The increases in these expenses were partially offset by a decline in broker commissions and a gain on the sale of land and a building where the Company operated a retail store.

Interest expense declined to $1.2 million for the fourth quarter of fiscal 2013 from $1.4 million for the fourth quarter of fiscal 2012. Interest expense declined to $4.8 million for fiscal 2013 from $5.4 million for fiscal 2012. The declines in interest expense in the quarterly and yearly comparisons were primarily attributable to lower average borrowings.

The value of total inventories on hand at the end of fiscal 2013 increased by $12.3 million, or 8.4%, when compared to the value of total inventories on hand at the end of fiscal 2012. The increase in total inventory value was primarily attributable to increased quantities of finished goods on hand to support increasing sales volume. The weighted average cost per pound of raw nut input stocks on hand at the end of fiscal 2013 decreased by 18.8% over the weighted average cost per pound at the end of fiscal 2012. The decrease in the weighted average cost per pound in the yearly comparison was mainly attributable to lower acquisition costs for peanuts and pecans.

“We are pleased with our results for the fourth quarter and 2013 fiscal year,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “We achieved growth throughout our distribution channels and product lines and improved operational efficiencies to deliver margin and profit growth. I am particularly proud of the performance of our Fisher brand in both the recipe nut and snack nut categories during fiscal 2013. Fisher, the number two brand in national market share for recipe nuts, has narrowed the gap to the market leader considerably during fiscal 2013, and we believe there is great potential for the future. In addition to continued growth with our existing private brand customers and expanded national distribution for our Fisher brand, we are focused on emerging international markets, particularly in Asia. While penetration of the Asian market will likely occur gradually over several years, we believe that developing into a true global company is in the best long-term interests of our stockholders. I would like to recognize the efforts and support of our 1,280 employees and thank them for a very strong fiscal year,” concluded Mr. Sanfilippo.

The Company will host an investor conference call and webcast on Friday, August 23, 2013, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-713-4218 from the U.S. or 617-213-4870 internationally and enter the participant passcode of 29486707. This call is being webcast by Thomson/CCBN and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses associated with our status as a licensed nut warehouse operator under the United States Warehouse Act; (xvii) the inability to implement our Strategic Plan or realize other efficiency measures; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; and (xx) the Company’s ability to successfully integrate and/or identify acquisitions and joint ventures.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	June 27, 2013	June 28, 2012	June 27, 2013	June 28, 2012
Net sales	$177,393	$166,706	$734,334	$700,575
Cost of sales	147,559	138,953	614,372	593,521

Gross profit	29,834	27,753	119,962	107,054

Operating expenses:
Selling expenses	10,770	11,792	47,112	45,085
Administrative expenses	9,064	8,294	31,231	28,996

Total operating expenses	19,834	20,086	78,343	74,081

Income from operations	10,000	7,667	41,619	32,973

Other expense:
Interest expense	1,233	1,354	4,754	5,364
Rental and miscellaneous expense, net	386	374	1,569	1,388

Total other expense, net	1,619	1,728	6,323	6,752

Income before income taxes	8,381	5,939	35,296	26,221
Income tax expense	2,798	2,053	13,536	9,099

Net income	$5,583	$3,886	$21,760	$17,122

Basic earnings per common share	$0.51	$0.36	$2.00	$1.60

Diluted earnings per common share	$0.51	$0.36	$1.98	$1.58

Weighted average shares outstanding
— Basic	10,921,707	10,767,058	10,863,064	10,726,004

— Diluted	11,052,374	10,906,087	10,992,997	10,828,512

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 27, 2013	June 28, 2012
ASSETS
CURRENT ASSETS:
Cash	$834	$2,459
Accounts receivable, net	49,509	49,867
Inventories	158,706	146,384
Deferred income taxes	3,723	4,823
Prepaid expenses and other current assets	4,843	3,284
Asset held for sale	6,175	—

	223,790	206,817

PROPERTIES, NET:	133,847	146,711

OTHER ASSETS:
Intangibles, net	7,875	10,944
Other	9,232	7,255

	17,107	18,199

	$374,744	$371,727

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$31,867	$45,848
Current maturities of long-term debt	8,690	12,724
Accounts payable	43,741	33,044
Book overdraft	1,052	1,947
Accrued expenses	23,448	26,144

	108,798	119,707

LONG-TERM LIABILITIES:
Long-term debt	33,665	36,206
Retirement plan	12,615	13,335
Other	4,362	1,466

	50,642	51,007

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26
Common Stock	84	83
Capital in excess of par value	106,132	103,876
Retained earnings	113,430	102,559
Accumulated other comprehensive loss	(3,164)	(4,327)
Treasury stock	(1,204)	(1,204)

	215,304	201,013

	$374,744	$371,727